Exhibit 99.1

Tripath Receives Additional Staff Determination Letter from NASDAQ

San Jose, Calif., November 18, 2005 - Tripath Technology Inc. (Nasdaq: TRPH), creators of Class-T® digital audio amplifiers and Digital Power Processing (DPP®), today announced that it has received an Additional Staff Determination Letter from Nasdaq. The Additional Staff Determination Letter, which was received on November 14, 2005, indicates that Tripath fails to comply with (i) the shareholder approval requirements for continued listing set forth in Nasdaq Marketplace Rules 4350(i)(1)(D)(ii) and IM-4350-2 and (ii) the stockholders’ equity requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(2)(B), and that its securities are, therefore, subject to delisting from the Nasdaq Capital Market.

These two matters are discussed in detail in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2005.

As Tripath previously disclosed in its Current Report on Form 8-K filed on November 1, 2005, the Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review a previous Nasdaq Staff Determination the Company received on October 26, 2005 regarding the delisting of the Company’s securities from the Nasdaq Capital Market. The two additional matters referenced above will also be reviewed at the hearing. The hearing is currently scheduled for December 1, 2005, although the Company currently does not expect to be successful in its appeal of the Nasdaq Staff’s delisting determinations, which would result in the delisting of its common stock from the Nasdaq Capital Market.

About Tripath Technology

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP® under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement

Certain statements in this release contain forward looking statements that involve a number of risks and uncertainties. Actual results could differ materially. Further information regarding these and other risks and uncertainties is included in the Company’s United States Securities and Exchange Commission filings, particularly our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission on September 12, 2005.

Contact:

Tripath Technology Inc.

Jeffrey L. Garon

(408) 750-6801